Exhibit 99.1

Contact:
invest@albemarle.com	1.980.308.6194

Albemarle Reports Fourth Quarter and Full Year 2025 Results

CHARLOTTE, N.C. – Feb. 11, 2026 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Results and Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)
•Fourth quarter net sales of $1.4 billion, up 16%; volume up 12%, including gains in all segments led by Energy Storage (up 17%) and Ketjen (up 13%).
•Fourth quarter net loss of ($414) million, or ($3.87) per diluted share, includes tax-related items and the write-down of assets in relation to the expected Ketjen transaction value; adjusted diluted loss per share of ($0.53)(a).
•Fourth quarter adjusted EBITDA(a) of $269 million, up 7%, led by Energy Storage (+25%) and Ketjen (+39%).
•Full year cash from operations of $1.3 billion, representing more than 100% operating cash flow conversion(b), driven primarily by cost and productivity improvements, working capital management, and a customer pre-payment received in January 2025.
•Free cash flow of $692 million(a) reflects strong operating cash flow conversion and significantly lower capital expenditures of $590 million (down 65% year-over-year).
•Achieved approximately $450 million of cost and productivity improvements, exceeding the initial target of $300 to $400 million.
•Closed sale of 50% stake in the Eurecat joint venture for $123 million cash in January 2026; on track to close sale of controlling stake in Ketjen in Q1 2026.
•Introducing full-year 2026 outlook considerations, including ranges based on updated lithium market price scenarios:
◦New scenarios highlight improved lithium market conditions and operational performance.
◦Full-year 2026 capital expenditures expected to be approximately flat year-over-year, reflecting consistent sustaining capital, Ketjen divestiture and targeted growth capital focused on productivity gains and resource development.
◦Meaningful free cash flow generation assuming recent higher lithium prices.

(a)    See Non-GAAP Reconciliations for further details.
(b)    Defined as Operating Cash Flow divided by Adj. EBITDA, which is a non-GAAP measure. See Non-GAAP Reconciliations for further details.

"Our results for the fourth quarter and full year 2025 are a testament to our team’s focus on execution amid dynamic market conditions. Albemarle achieved year-over-year sales growth of more than 15% in the fourth quarter, as well as strong full-year cash flow generation and significant cost and productivity improvements,” said Kent Masters, Chairman and CEO. “The steps we have taken to optimize our asset portfolio, reduce costs and strengthen our financial flexibility have improved our competitive position. Even as market conditions improve, we continue to drive cost reduction and productivity actions to enable long-term growth, powered by our world-class resources."

Fourth Quarter 2025 Results

In millions, except per share amounts	Q4 2025	Q4 2024	$ Change	% Change(c)
Net sales	$1,428.0	$1,231.7	$196.3	15.9%
Net (loss) income attributable to Albemarle Corporation	$(414.2)	$75.3	$(489.5)	NM
Adjusted EBITDA(a)	$268.7	$250.7	$18.0	7.2%
Diluted (loss) earnings per share attributable to common shareholders	$(3.87)	$0.29	$(4.16)	NM
Non-operating pension and OPEB items(a)	0.15	(0.07)
Non-recurring and other unusual items(a)	3.19	(1.31)
Adjusted diluted loss per share attributable to common shareholders(a)(b)	$(0.53)	$(1.09)	$0.56	51.4%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.
(c)    Certain percentage changes are considered not meaningful (“NM”)

Net sales for the fourth quarter of 2025 were $1.4 billion compared to $1.2 billion for the prior-year quarter, an increase of 16%, driven primarily by higher volumes in Energy Storage (+17%) and Ketjen (+13%) and higher pricing in Energy Storage. Net loss attributable to Albemarle of $414 million increased year-over-year by $490 million primarily due to tax-related items and the write-down of assets in relation to the expected Ketjen transaction value. Excluding these one-time items, adjusted net loss improved year-over-year. Adjusted EBITDA of $269 million increased by $18 million from the prior-year quarter primarily due to higher pricing in Energy Storage and higher volumes in Ketjen.

The effective income tax rate for the fourth quarter of 2025 was (55.2)%, compared to 13.8% in the same period of 2024. On an adjusted basis, the effective income tax rates were 561.1% and 446.9% for the fourth quarters of 2025 and 2024, respectively, with the increase primarily due to recording a valuation allowance on the entirety of U.S. deferred tax assets in the fourth quarter of 2025, as well as changes in geographic income mix, including the impact of previously recorded valuation allowances in Australia and China.

Energy Storage Results

In millions	Q4 2025	Q4 2024	$ Change	% Change
Net Sales	$759.1	$616.8	$142.2	23.1%
Adjusted EBITDA	$167.1	$133.7	$33.4	25.0%

Energy Storage net sales for the fourth quarter of 2025 were $759 million, an increase of $142 million, or 23%, primarily due to higher volumes (+17%) and pricing (+6%). Adjusted EBITDA of $167 million increased $33 million, or 25%, primarily due to higher pricing and cost and productivity improvements.

Energy Storage adjusted EBITDA for the full year 2025 was $697 million, down 8% versus the year prior, as higher sales volumes and cost and productivity improvements mostly offset lower lithium market pricing.

Specialties Results

In millions	Q4 2025	Q4 2024	$ Change	% Change
Net Sales	$348.9	$332.9	$16.0	4.8%
Adjusted EBITDA	$68.6	$72.9	$(4.3)	(5.9)%

Specialties net sales for the fourth quarter of 2025 were $349 million, an increase of $16 million, or 5%, primarily due to higher volumes (+2%) and pricing (+1%). Adjusted EBITDA of $69 million decreased $4 million versus the year-ago quarter primarily due to margin compression in lithium specialties, down from 2024 highs.

Specialties adjusted EBITDA for the full year 2025 was $276 million, increasing 21% year-over-year, as higher volumes and cost and productivity improvements more than offset lower pricing.

Ketjen Results

In millions	Q4 2025	Q4 2024	$ Change	% Change
Net Sales	$320.1	$281.9	$38.1	13.5%
Adjusted EBITDA	$49.7	$35.8	$13.9	38.8%

Ketjen net sales for the fourth quarter of 2025 were $320 million, up 14% compared to the prior-year quarter primarily due to higher fluidized catalytic cracking (FCC) volumes and timing of Clean Fuels technology (CFT) sales. Adjusted EBITDA of $50 million increased $14 million, driven by favorable product mix and lower input costs.

Ketjen adjusted EBITDA for the full year 2025 was $150 million, an increase of 15%, primarily due to increased FCC volumes.

2026 Outlook Considerations

Total Corporate Outlook Considerations
The table below reflects expected outcomes for the total company based on recently observed lithium market price scenarios. Outlook ranges for each scenario are based on variation in sales volume and product mix. Energy Storage production volumes are expected to increase year-over-year. Sales volumes are expected to be approximately flat following inventory drawdowns that occurred in 2025. All three scenarios assume flat market pricing flowing through Energy Storage’s current contract book which includes approximately 40% of salts volume on long-term agreements. Scenarios also assume that spodumene pricing averages 10% of the lithium carbonate equivalent (LCE) price, while other costs are assumed to be constant.

Total Corporate FY 2026E Including Energy Storage Scenarios
Observed market price case(a)	FY 2025 avg.	Jan. 2026 avg.	2021-2025 avg.
Average lithium market price ($/kg LCE)(a)	~$10	~$20	~$30
Net sales	$4.1 - $4.3 billion	$5.7 - $6.0 billion	$7.5 - $7.8 billion
Adjusted EBITDA(b)	$0.9 - $1.0 billion	$2.4 - $2.6 billion	$4.2 - $4.4 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional information regarding Non-GAAP Measures” for more information.

Energy Storage Market Price Scenarios

Energy Storage FY 2026E
Observed market price case(a)	FY 2025 avg.	Jan. 2026 avg.	2021-2025 avg.
Average lithium market price ($/kg LCE)(a)	~$10	~$20	~$30
Net sales	$2.5 - $2.6 billion	$4.0 - $4.2 billion	$5.9 - $6.1 billion
Adjusted EBITDA	$0.7 - $0.8 billion	$2.1 - $2.3 billion	$3.9 - $4.1 billion
Equity in net income of unconsolidated investments (net of tax)(b)	$0.2 - $0.3 billion	$0.6 - $0.7 billion	$1.0 - $1.1 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    Included in adjusted EBITDA on a pre-tax basis.

Specialties Outlook Considerations
Specialties outlook reflects modest volume growth in key end markets led by semiconductor and pharmaceutical partially offset by expected softness in automotive, building and construction and oil and gas.

Net sales are expected to be flat to down and adjusted EBITDA is expected to be lower in 2026 compared to 2025 due, in part, to lithium specialties pricing, which has adjusted lower from the previous peak, and reduced demand for clear brine fluids due to weakness in oil and gas markets. Production volume in 2026 is expected to be impacted by a major flooding event that occurred at our Jordan Bromine Company (JBC) joint venture in January 2026. JBC has since returned to full operating rates.

Segment FY 2026E
Specialties net sales	$1.2 - $1.4 billion
Specialties adjusted EBITDA	$170 - $230 million

Other Corporate Outlook Considerations

Following the sale of a controlling stake in Ketjen, which is expected to close in the first quarter of 2026, the refining catalyst business earnings will be classified as equity income and included in Corporate, as will the results of the retained Performance Catalyst Solutions (PCS) business. The EBITDA and equity income contributions from these are expected to be immaterial post transaction.

Albemarle expects its 2026 capital expenditures to be roughly flat compared to 2025, in the range of $550 million to $600 million.

Other Corporate FY 2026E
Capital expenditures	$550 - $600 million
Depreciation and amortization	$660 - $680 million
Adjusted effective tax rate(a)	(50%) - 30%
Corporate adjusted EBITDA (incl. FX, Ketjen equity income & PCS)	($20) - $20 million
Interest and financing expenses	$150 - $170 million
Weighted-average common shares outstanding (diluted)	~118 million
(a)    Adjusted effective tax rate dependent on lithium market prices and geographic income mix

Cash Flow and Capital Deployment
Cash from operations of $1.3 billion for the year ended December 31, 2025 increased $594 million compared to the prior-year period due to cost and productivity improvements, cash management actions, including inventory reductions, and a customer prepayment received in January. Capital expenditures of $590 million were in-line with the company’s most recent outlook and decreased by $1.1 billion versus the prior-year period, reflecting the impact of decisions that stopped or slowed spending and the completion of capacity expansions in Energy Storage and Specialties.

Balance Sheet and Liquidity
As of December 31, 2025, Albemarle had estimated liquidity of approximately $3.2 billion, including $1.6 billion of cash and equivalents, $1.5 billion available under its revolver and $105 million available on other credit lines. Total debt was $3.2 billion, representing a net debt to adjusted EBITDA ratio (as defined in our credit agreement) of approximately 2.0 times.

Earnings Call

Date:	Thurs., Feb. 12, 2026
Time:	8:00 AM Eastern time
Dial-in (U.S.):	+1 800-590-8290
Dial-in (International):	+1 240-690-8800
Passcode:	ALBQ4

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) leads the world in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allow us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at Albemarle.com, LinkedIn and X.

Albemarle regularly posts information to Albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange

Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “ambition,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding: our 2026 company and segment outlooks, including expected market pricing of lithium carbonate equivalent and spodumene and other underlying assumptions and outlook considerations; planned sale of a controlling stake in Ketjen and the amount of the proceeds for the controlling stake in Ketjen and our interest in the Eurecat JV; timing for completion of both transactions, including obtaining regulatory approvals and meeting other closing conditions; expectations regarding use of proceeds from the both transactions; expected capital expenditure amounts and the corresponding impact on cash flow; expected impact of tariffs and other trade restrictions; plans and expectations regarding other projects and activities, cost reductions and accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; changes in trade policies and tariffs; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium and spodumene market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; risks related to the integration of artificial intelligence technologies into our operations; geopolitical conflicts and political unrest; our ability to retain key personnel and attract new skilled personnel; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of (Loss) Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales	$1,428,031	$1,231,713	$5,142,733	$5,377,526
Cost of goods sold	1,230,097	1,093,500	4,474,014	5,314,987
Gross profit	197,934	138,213	668,719	62,539
Selling, general and administrative expenses	155,500	135,996	550,036	618,048
Goodwill impairment charges	—	—	181,070	—
Long-lived asset impairment charges	245,600	—	245,600	—
Restructuring charges and asset write-offs	2,039	(22,206)	7,699	1,134,316
Research and development expenses	12,181	20,021	51,398	86,720
Operating (loss) profit	(217,386)	4,402	(367,084)	(1,776,545)
Interest and financing expenses	(57,776)	(44,703)	(207,651)	(165,619)
Other (expenses) income, net	(9,828)	117,028	22,662	178,339
(Loss) income before income taxes and equity in net income of unconsolidated investments	(284,990)	76,727	(552,073)	(1,763,825)
Income tax expense	157,330	10,613	156,881	87,085
(Loss) income before equity in net income of unconsolidated investments	(442,320)	66,114	(708,954)	(1,850,910)
Equity in net income of unconsolidated investments (net of tax)	40,560	18,997	243,744	715,433
Net (loss) income	(401,760)	85,111	(465,210)	(1,135,477)
Net income attributable to noncontrolling interests	(12,419)	(9,818)	(45,418)	(43,972)
Net (loss) income attributable to Albemarle Corporation	(414,179)	75,293	(510,628)	(1,179,449)
Mandatory convertible preferred stock dividends	(41,687)	(41,688)	(166,750)	(136,647)
Net (loss) income attributable to Albemarle Corporation common shareholders	$(455,866)	$33,605	$(677,378)	$(1,316,096)
Basic (loss) earnings per share attributable to common shareholders	$(3.87)	$0.29	$(5.76)	$(11.20)
Diluted (loss) earnings per share attributable to common shareholders	$(3.87)	$0.29	$(5.76)	$(11.20)

Weighted-average common shares outstanding – basic	117,701	117,549	117,664	117,516
Weighted-average common shares outstanding – diluted	117,701	117,723	117,664	117,516

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,618,001	$1,192,230
Trade accounts receivable	593,502	742,201
Other accounts receivable	105,110	238,384
Inventories	1,179,271	1,502,531
Other current assets	140,440	166,916
Current assets held for sale	371,815	—
Total current assets	4,008,139	3,842,262
Property, plant and equipment, at cost	11,768,840	12,523,368
Less accumulated depreciation and amortization	3,156,429	3,191,898
Net property, plant and equipment	8,612,411	9,331,470
Investments	900,926	1,117,739
Other assets	647,185	504,711
Goodwill	1,499,657	1,582,714
Other intangibles, net of amortization	214,233	230,753
Noncurrent assets held for sale	491,660	—
Total assets	$16,374,211	$16,609,649
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$779,160	$793,455
Accounts payable to related parties	134,369	150,432
Accrued expenses	521,831	467,997
Current portion of long-term debt	74,077	398,023
Dividends payable	61,387	61,282
Income taxes payable	35,467	95,275
Current liabilities held for sale	191,753	—
Total current liabilities	1,798,044	1,966,464
Long-term debt	3,119,464	3,118,142
Postretirement benefits	44,744	31,930
Pension benefits	117,361	116,192
Other noncurrent liabilities	1,084,892	819,204
Deferred income taxes	368,275	358,029
Noncurrent liabilities held for sale	59,970	—
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,178	1,176
Mandatory convertible preferred stock	2,235,105	2,235,105
Additional paid-in-capital	3,018,213	2,985,606
Accumulated other comprehensive loss	(334,807)	(742,062)
Retained earnings	4,613,676	5,481,692
Total Albemarle Corporation shareholders’ equity	9,533,365	9,961,517
Noncontrolling interests	248,096	238,171
Total equity	9,781,461	10,199,688
Total liabilities and equity	$16,374,211	$16,609,649

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2025	2024
Cash and cash equivalents at beginning of year	$1,192,230	$889,900
Cash flows from operating activities:
Net loss	(465,210)	(1,135,477)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	658,678	588,638
Non-cash goodwill impairment charges	181,070	—
Non-cash long-lived asset impairment charges	245,600	—
Non-cash restructuring and asset write-offs	—	1,013,444
Stock-based compensation and other	40,271	32,141
Equity in net income of unconsolidated investments (net of tax)	(243,744)	(715,433)
Dividends received from unconsolidated investments and nonmarketable securities	93,739	358,933
Pension and postretirement expense (benefit)	23,377	(5,274)
Pension and postretirement contributions	(20,441)	(19,379)
Realized loss on investments in marketable securities	—	33,746
Unrealized (gain) loss on investments in marketable securities	(14,088)	30,073
Loss on early extinguishment of debt	7,471	—
Deferred income taxes	81,169	(230,406)
Changes in current assets and liabilities, net of effects of acquisitions and divestitures:
Decrease in accounts receivable	47,315	555,218
Decrease in inventories	212,351	1,055,036
Decrease in other current assets	4,027	244,987
Increase (decrease) in accounts payable to third parties	144,208	(462,839)
(Decrease) in accounts payable to related parties	(16,063)	(399,398)
(Decrease) in accrued expenses and income taxes payable	(36,753)	(140,099)
Noncurrent liability changes and other, net	339,290	(116,035)
Net cash provided by operating activities	1,282,267	687,876
Cash flows from investing activities:
Capital expenditures	(589,801)	(1,680,529)
Proceeds from sale of property and equipment	32,812	29,102
Proceeds from sale of investments	290,908	—
Proceeds (payments) from settlement of foreign currency forward contracts, net	114,236	(15,595)
Sales of marketable securities, net	6,077	82,520
Investments in equity investments and nonmarketable securities	(239)	(270)
Net cash used in investing activities	(146,007)	(1,584,772)
Cash flows from financing activities:
Proceeds from issuance of mandatory convertible preferred stock	—	2,236,750
Proceeds from borrowings of long-term debt and credit agreements	56,728	112,439
Repayments of long-term debt and credit agreements	(505,736)	(112,439)
Other repayments, net	(5,657)	(631,834)
Dividends paid to common shareholders	(190,530)	(188,530)
Dividends paid to mandatory convertible preferred shareholders	(166,750)	(122,746)
Dividends paid to noncontrolling interests	(18,169)	(37,194)
Proceeds from exercise of stock options	3,240	374
Withholding taxes paid on stock-based compensation award distributions	(7,258)	(11,891)
Other	(55)	(3,194)
Net cash (used in) provided by financing activities	(834,187)	1,241,735
Net effect of foreign exchange on cash and cash equivalents	123,698	(42,509)
Increase in cash and cash equivalents	425,771	302,330
Cash and cash equivalents at end of period	$1,618,001	$1,192,230

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales:
Energy Storage	$759,059	$616,822	$2,710,035	$3,015,121
Specialties	348,901	332,942	1,366,435	1,325,983
Ketjen	320,071	281,949	1,066,263	1,036,422
Total net sales	$1,428,031	$1,231,713	$5,142,733	$5,377,526

Adjusted EBITDA:
Energy Storage	$167,058	$133,678	$697,215	$757,540
Specialties	68,552	72,875	275,739	228,504
Ketjen	49,677	35,778	150,398	131,066
Total segment adjusted EBITDA	285,287	242,331	1,123,352	1,117,110
Corporate	(16,543)	8,353	(25,359)	22,668
Total adjusted EBITDA	$268,744	$250,684	$1,097,993	$1,139,778

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net (loss) income attributable to Albemarle Corporation, adjusted net loss attributable to Albemarle Corporation common shareholders, adjusted diluted loss per share attributable to common shareholders, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin, operating cash flow conversion, and free cash flow are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net (loss) income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net (loss) income attributable to Albemarle Corporation, adjusted net loss attributable to Albemarle Corporation common shareholders, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net (loss) income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net loss attributable to Albemarle Corporation is defined as net loss attributable to Albemarle Corporation before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. Adjusted net loss attributable to Albemarle Corporation common stockholders is defined as adjusted net loss attributable to Albemarle Corporation after mandatory convertible preferred stock dividends. EBITDA is defined as net (loss) income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the proportionate share of Windfield Holdings income tax expense, non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended				Year Ended
	December 31,				December 31,
	2025		2024		2025		2024
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net (loss) income attributable to Albemarle Corporation	$(414,179)		$75,293		$(510,628)		$(1,179,449)
Add back:
Non-operating pension and OPEB items (net of tax)	18,181		(8,014)		18,664		(9,045)
Non-recurring and other unusual items (net of tax)	375,554		(153,490)		566,087		1,049,823
Adjusted net (loss) income attributable to Albemarle Corporation	$(20,444)		$(86,211)		$74,123		$(138,671)
Mandatory convertible preferred stock dividends	(41,687)		(41,688)		(166,750)		(136,647)
Adjusted net loss attributable to Albemarle Corporation common shareholders	$(62,131)		$(127,899)		$(92,627)		$(275,318)

Adjusted diluted loss per share attributable to common shareholders	$(0.53)		$(1.09)		$(0.79)		$(2.34)

Adjusted weighted-average common shares outstanding – diluted	117,701		117,549		117,664		117,516

Net (loss) income attributable to Albemarle Corporation	$(414,179)	(29.0)%	$75,293	6.1%	$(510,628)	(9.9)%	$(1,179,449)	(21.9)%
Add back:
Interest and financing expenses	57,776	4.0%	44,703	3.6%	207,651	4.0%	165,619	3.1%
Income tax expense	157,330	11.0%	10,613	0.9%	156,881	3.1%	87,085	1.6%
Depreciation and amortization	163,710	11.5%	163,106	13.2%	658,678	12.8%	588,638	10.9%
EBITDA	(35,363)	(2.5)%	293,715	23.8%	512,582	10.0%	(338,107)	(6.3)%
Proportionate share of Windfield income tax expense	16,050	1.1%	6,201	0.5%	94,549	1.8%	299,193	5.6%
Non-operating pension and OPEB items	16,732	1.2%	(10,342)	(0.8)%	17,710	0.3%	(11,335)	(0.2)%
Non-recurring and other unusual items	271,325	19.0%	(38,890)	(3.2)%	473,152	9.2%	1,190,027	22.1%
Adjusted EBITDA	$268,744	18.8%	$250,684	20.4%	$1,097,993	21.4%	$1,139,778	21.2%

Net sales	$1,428,031		$1,231,713		$5,142,733		$5,377,526

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
MTM actuarial loss (gain)	$17,246	$(9,831)	$17,246	$(9,831)
Interest cost	8,717	8,696	35,427	34,225
Expected return on assets	(9,231)	(9,207)	(34,963)	(35,729)
Total	$16,732	$(10,342)	$17,710	$(11,335)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net (loss) income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Restructuring charges and asset write-offs(1)	$0.02	$(0.21)	$0.04	$9.77
Goodwill impairment charges(2)	0.04	—	1.54	—
Long-lived asset impairment charges(3)	2.09	—	2.09	—
Acquisition and integration related costs(4)	0.04	0.01	0.07	0.04
(Gain) loss in fair value of public equity securities(5)	(0.07)	0.03	(0.09)	0.53
Loss on extinguishment of debt(6)	0.06	—	0.06	—
Other(7)	0.28	(0.19)	0.35	(0.42)
Tax related items(8)	0.73	(0.95)	0.75	(1.00)
Total non-recurring and other unusual items	$3.19	$(1.31)	$4.81	$8.92

(1)The Company took several actions during 2024 as part of a broader effort that are focused on preserving its world-class resource advantages, optimizing its global conversion network, improving the Company’s cost competitiveness and efficiency, reducing capital intensity and enhancing the Company’s financial flexibility. Those actions included stopping construction of Kemerton Trains 3 and 4, as well as certain other capital projects, placing Kemerton Train 2 in care and maintenance and transitioning the Company’s operating structure to a fully integrated functional model (excluding Ketjen). Additionally, as part of this restructuring plan, we placed the Chengdu, China conversion plant into care and maintenance during the first half of 2025. As a result, the Company recorded restructuring and asset write-off charges of $2.0 million and $7.7 million in Restructuring charges and asset write-offs for the three months and year ended December 31, 2025, respectively, and a loss of $0.1 million and $0.2 million in Other (expenses) income, net for the three months and year ended December 31, 2025, respectively. Due to the impact of the valuation allowances, this resulted in total after-tax gains of $2.2 million and $5.2 million, or $0.02 and $0.04 per share for the three months and year ended December 31, 2025, respectively. The Company recorded restructuring and asset write-off charges (gains) of $3.8 million in Cost of goods sold during the three months and year ended December 31, 2024, and ($22.2) million and net charges of $1.2 billion during the three months and year ended December 31, 2024, respectively in Restructuring charges and asset write-offs. In addition, losses of $4.6 million and $26.1 million were recorded in Other (expenses) income, net for the three months and year ended December 31, 2024, respectively, related to these actions. In total, this resulted in after-tax (gains) losses of ($24.9) million and $1.1 billion, or ($0.21) and $9.77 per share for the three months and year ended December 31, 2024, respectively. The tax impact includes a valuation allowance to reverse the tax benefits associated with the expenses recorded in Australia.

(2)Non-cash goodwill impairment charge of $181.1 million ($181.1 million or $1.54 per share after income tax expense) recorded during the year ended December 31, 2025 related to our Refining Solutions business within our Ketjen reportable segment.

(3)Non-cash long-lived asset impairment charge of $245.6 million ($245.6 million or $2.09 per share after income tax expense) recorded during the three months and year ended December 31, 2025 to reduce the carrying value of our Refining Solutions business to its fair value less costs to sell following classification as held for sale.

(4)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months and year ended December 31, 2025 were $3.2 million and $8.3 million ($4.3 million and $8.3 million after income taxes due to the impact of valuation allowances, or $0.04 and $0.07 per share), respectively, and for the three months and year ended December 31, 2024 were $2.3 million and $6.2 million ($1.8 million and $4.9 million after income taxes, or $0.01 and $0.04 per share), respectively.

(5)Gains of $8.0 million and $11.1 million ($8.7 million and $11.1 million after income taxes due to the impact of valuation allowances, or $0.07 and $0.09 per share) recorded in Other (expenses) income, net resulting from the net change in fair value of investments in public equity securities for the three months and year ended December 31, 2025, respectively. Losses of $4.8 million and $37.0 million recorded in Other (expenses) income, net resulting from the net change in fair value of investments in public equity securities for the three months and year ended December 31, 2024, respectively, and a loss of $33.7 million recorded in Other (expenses) income, net for the year ended December 31, 2024 resulting from the sale of investments in public equity securities ($3.7 million and $62.7 million after income taxes, or $0.03 and $0.53 per share).

(6)Included in Interest and financing expenses for the three months and year ended December 31, 2025 is a loss on early extinguishment of debt of $7.5 million ($0.06 per share, with no adjustment from income taxes due to the impact of valuation allowances), representing the unamortized discounts from the amendment of other debt.

(7)Other adjustments for the three months ended December 31, 2025 included amounts recorded in:
•Cost of goods sold - $4.8 million related to the write-off of assets damaged in a severe weather incident in Jordan.
•Selling, general and administrative expenses - $9.2 million related to the write-off of assets damaged in a severe weather incident in Jordan and $0.8 million related to the write-off of certain fixed assets, partially offset by a $0.7 million gain resulting from the adjustment of severance expenses not related to a restructuring plan.
•Other (expenses) income, net - $14.3 million loss related to the sale of our ownership interest in the Nippon Aluminum Alkyls joint venture.
After income taxes, these net losses totaled $33.1 million, or $0.28 per share.

Other adjustments for the year ended December 31, 2025 included amounts recorded in:
•Cost of goods sold - $4.8 million related to the write-off of assets damaged in a severe weather incident in Jordan.
•Selling, general and administrative expenses - $9.2 million related to the write-off of assets damaged in a severe weather incident in Jordan, $3.1 million of severance expenses not related to a restructuring plan, $2.2 million related to the write-off of certain fixed assets, $2.0 million of expenses related to certain historical legal matters and $1.4 million of expenses related to the redemption of preferred equity in a Grace subsidiary, partially offset by $13.3 million of gains from the sale of assets not part of our production operations.
•Other (expenses) income, net - $38.0 million loss resulting from the redemption of preferred equity in a Grace subsidiary, $14.3 million loss related to the sale of our ownership interest in the Nippon Aluminum Alkyls joint venture and $1.9 million of charges for asset retirement obligations at a site not part of our operations, partially offset by $19.8 million of income from PIK dividends of the preferred equity in a Grace subsidiary prior to redemption and a $2.4 million gain primarily resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net losses totaled $41.5 million, or $0.35 per share.

Other adjustments for the three months ended December 31, 2024 included amounts recorded in:
•Other (expenses) income, net - $23.5 million of gains from the sale of assets at a site not part of our operations, $9.5 million of income from PIK dividends of preferred equity in a Grace subsidiary, a $1.4 million net gain primarily resulting from the adjustment of indemnification related to previously disposed businesses, partially offset by $2.1 million of a loss related to the fair value adjustment of a nonmarketable security investment.
After income taxes, these net gains totaled $22.7 million, or $0.19 per share.

Other adjustments for the year ended December 31, 2024 included amounts recorded in:
•Cost of goods sold - $1.4 million of expenses related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Selling, general and administrative - $5.3 million of expenses related to certain historical legal and environmental matters.
•Other (expenses) income, net - $40.9 million of gains from the sale of assets at sites not part of our operations, $36.3 million of income from PIK dividends of preferred equity in a Grace subsidiary, a $1.8 million net gain primarily resulting from the adjustment of indemnification related to previously disposed businesses and a $0.6 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations, partially offset by $2.9 million of charges for asset retirement obligations at a site not part of our operations and $2.1 million of a loss related to the fair value adjustment of a nonmarketable security investment.
After income taxes, these net gains totaled $49.0 million, or $0.42 per share.

(8)    Included in Income tax expense for the three months and year ended December 31, 2025 are discrete net tax expenses of $86.2 million, or $0.73 per share, and $88.1 million, or $0.75 per share, respectively, primarily related to a U.S. basis difference in Ketjen entities.

    Included in Income tax expense for the three months and year ended December 31, 2024 are discrete net tax benefits of $111.4 million, or $0.95 per share, and $117.5 million, or $1.00 per share, respectively, primarily related to the impact of valuation allowances on a return to provision, partially offset by the increase in a foreign tax reserve.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	(Loss) income before income taxes and equity in net income of unconsolidated investments	Income tax expense (benefit)	Effective income tax rate
Three months ended December 31, 2025:
As reported	$(284,990)	$157,330	(55.2)%
Non-recurring, other unusual and non-operating pension and OPEB items	295,527	(98,208)
As adjusted	$10,537	$59,122	561.1%

Three months ended December 31, 2024:
As reported	$76,727	$10,613	13.8%
Non-recurring, other unusual and non-operating pension and OPEB items	(49,232)	112,272
As adjusted	$27,495	$122,885	446.9%

Year ended December 31, 2025:
As reported	$(552,073)	$156,881	(28.4)%
Non-recurring, other unusual and non-operating pension and OPEB items	498,332	(86,419)
As adjusted	$(53,741)	$70,462	(131.1)%

Year ended December 31, 2024:
As reported	$(1,763,825)	$87,085	(4.9)%
Non-recurring, other unusual and non-operating pension and OPEB items	1,178,692	137,914
As adjusted	$(585,133)	$224,999	(38.5)%

See below for the calculation of operating cash flow conversion and a reconciliation of free cash flow, a non-GAAP measure, to net cash provided by operating activities, the most directly comparable financial measure calculated and reporting in accordance with GAAP. The Company defines as Net cash provided by operating activities from the statement of cash flows divided by adjusted EBITDA, which is a non-GAAP measure. A reconciliation of adjusted EBITDA, the non-GAAP financial measure, from net income (loss) attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP, is provided in the above tables (in thousands, except percentages).

Year Ended
December 31, 2025
Free cash flow:
Net cash provided by operating activities	$1,282,267
Less: Capital expenditures	(589,801)
Free cash flow	$692,466

Operating cash flow conversion:
Net cash provided by operating activities	$1,282,267

Adjusted EBITDA	$1,097,993

Operating cash flow conversion	117%